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TEKTRONIX, INC.
2001 NON-EMPLOYEE DIRECTORS COMPENSATION PLAN

1.  Purpose

    The purpose of this Non-Employee Directors Compensation Plan (the "Plan) is to enable Tektronix, Inc (the "Company") to attract and retain highly qualified directors. The Company considers it desirable that members of the board of directors, who represent shareholders, be shareholders of the Company. To supplement the personal efforts of the directors toward this end, the Plan is intended to increase the ownership interest of non-employee directors through awards of Common Shares of the Company. The Company intends to increase the community of interest of the shareholders at large and the Company's directors and to make share ownership a dynamic influence on the attitudes of the board.

2.  Administration

    The Plan shall be administered by the Secretary of the Company or such other person designated by the chief executive officer of the Company (the "Administrator") who may delegate all or part of that authority and responsibility. The Administrator shall interpret the Plan, arrange for the purchase and delivery of shares, and otherwise assume general responsibility for administration of the Plan. Any decision by the Administrator shall be final and binding on all parties.

3.  Awards

    3.1 Each non-employee director of the Company shall participate in the Plan as follows:

      (a) Directors in office at the time of the adoption of the Plan shall participate as of September 21, 2001. Directors elected or appointed after September 21, 2001 shall participate as of the first business day immediately following the date of the first annual meeting of the Company's shareholders held after the date the director was elected or appointed. Employee directors who cease to be employees of the Company but continue as directors shall become participants as of the first business day immediately following the date of the first annual meeting of the Company's shareholders held after the date the director ceased being an employee of the Company.

      (b) Commencing September 21, 2001, the first business day immediately following the date of each annual meeting of the Company's shareholders shall be the award date.

    3.2 As of the award date, a participant shall be awarded Common Shares of the Company as follows:

      (a) The number of Common Shares awarded shall be equal to $30,000 divided by the purchase price per share of the Common Shares at the time of purchase as provided in paragraph 3.2(b).

      (b) On each award date, the Administrator shall deliver cash in the amount of $30,000 for each director and applicable commissions to a broker (the "Broker"). Subject to paragraph 3.2(d) below, on the award date the Broker will effect a purchase of Common Shares in the open market at the then prevailing market price for the respective account of each director; provided that each purchase occurs on a day on which the New York Stock Exchange (the "NYSE") is open for trading and the Common Shares trade regular way on the NYSE.

      (c) Certificates in the names of the director participants for their respective Common Shares shall be delivered to the respective participants as promptly as practicable following the purchase of the shares pursuant to paragraph 3.2(b).

      (d) If a purchase cannot be executed as required by paragraph 3.2(b) as a result of (1) a suspension or material limitation in trading in securities generally on the NYSE, (2) a suspension or material limitation in trading in Company securities on the NYSE, (3) a general moratorium on commercial banking activities declared by either federal or New York or Oregon state authorities, (4) the outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war, or (5) a legal, regulatory or contractual restriction applicable to the Broker, the Broker will effect the purchase as promptly as practicable after the cessation or termination of the market disruption, applicable restriction or other event. In addition, the Administrator may delay any purchase required by paragraph 3.2(b) as a result of any such market disruption, applicable restriction, including securities laws restricting open market purchases by a corporation of its own shares, or other event; provided that any delayed purchase will be effected as promptly as practicable after the cessation or termination of the market disruption, applicable restriction or other event.

    3.3 Non-employee directors of the Company may receive stock option grants pursuant to the Company's stock option plans.

4.  Chair and Meeting Fees

    4.1 Effective September 21, 2001, each non-employee director of the Company shall be entitled to receive (a) a fee of $5,000 for serving as the chair of any of the following committees of the board of directors: the Audit Committee, the Committee on Directors and the Organization and Compensation Committee, (b) a fee of $1,200 for each board meeting attended and (c) a fee of $900 for each board committee meeting attended, provided that the board committee meeting is not held in conjunction with a board meeting (such fees collectively, the "Fees").

    4.2 On the first business day immediately following the date of each annual meeting of the Company's shareholders, each non-employee director of the Company shall be paid any Fees owed for the previous year ending on and including the date of such annual meeting.

    4.3 Each non-employee director of the Company may elect to receive Common Shares of the Company instead of cash payment for the Fees.

    4.4 The election to receive Common Shares instead of cash for the Fees shall be made by delivering a notice of election to the Company Secretary on or before the thirtieth day following the date of the annual meeting of the shareholders, and shall be effective as to all Fees earned for the next year, beginning on the day following the annual meeting of shareholders for the year in which the election is made, and ending on the next succeeding annual meeting. Once made, an election may be terminated by notice to the Secretary on or before the date of the next annual meeting of shareholders, effective as to all Fees to be earned for the immediately following year beginning on the day following the next annual meeting.

    4.5 With respect to any election by a non-employee director of the Company to receive Common Shares of the Company instead of cash payment for the Fees, the Administrator shall deliver cash in the amount of the Fees for each director and applicable commissions to the Broker, and the Broker shall effect a purchase of Common Shares in accordance with paragraph 3.2(b) above.

    4.6 Purchased Common Shares shall be in the name of and distributed to each director.

5.  Transition from 1990 Plan

    5.1 Before the adoption of this Plan, non-employee directors of the Company participated in the Tektronix, Inc. Non-employee Directors Stock Compensation Plan, adopted August 16, 1990, as amended (the "1990 Plan").

    5.2 Commencing September 21, 2001, if a participant in this Plan holds Common Shares of the Company granted under the 1990 Plan ("1990 Plan Shares") that have not yet vested, and the 1990 Plan Shares were purchased at a price per share that is less than the market price per share of the Common Shares as of the close of trading on September 20, 2001, the 1990 Plan Shares will continue to vest and be released as provided under the 1990 Plan. With respect to any participant in this Plan who continues to hold unvested 1990 Plan Shares pursuant to this paragraph 5.2 on any award date, on the award date the participant shall not receive any shares pursuant to paragraph 3.2 of this Plan, but shall be entitled to receive Common Shares of the Company equal in value to the positive difference between $30,000 and the value, as of the date of purchase, of the 1990 Plan Shares released immediately before the award date. Any Common Shares received by a participant in this Plan pursuant to the immediately preceding sentence shall be purchased in the same manner as provided in paragraph 3.2 of this Plan. With respect to any participant in this Plan for whom any remaining 1990 Plan Shares were released in the year preceding an award date, on and after the award date the participant shall be entitled to receive awards as provided under this Plan in addition to the payment in Common Shares of the Company described in the immediately preceding sentence.

    5.3 If, on September 21, 2001, a participant in this Plan holds 1990 Plan Shares that have not yet vested under the 1990 Plan and were purchased at a price per share that is more than the market price per share of the Common Shares as of the close of trading on September 20, 2001, the 1990 Plan Shares shall be forfeited to the Company and cancelled, and the participant shall be entitled to receive awards as provided under this Plan.

6.  Rule 10b5-1 Plan

    The Company intends this Plan to comply with the requirements of Rule 10b5-1(c)(1)(i)(B) and this Plan will be interpreted to comply with the requirements of Rule 10b5-1(c).

7.  Amendment or Termination; Miscellaneous

    7.1 The board of directors of the Company may amend or terminate the Plan at any time. No amendment or termination shall adversely affect any previous award.

    7.2 Subject to the rights of amendment and termination in paragraph 7.1 above, the Plan shall continue indefinitely and future awards will be made in accordance with paragraphs 3.2.

    7.3 Nothing in the Plan shall create any obligation on the part of the board of directors of the Company to nominate any director for reelection by the shareholders.

    This Plan was adopted by the board of directors of the Company and became effective May 17, 2001.

TEKTRONIX, INC.

By:	/s/ JJ MEYER Jerome J. Meyer Chairman of the Board

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TEKTRONIX, INC. 2001 NON-EMPLOYEE DIRECTORS COMPENSATION PLAN